                                                                      Exhibit 11

                           CORE MATERIALS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                                                   THREE MONTHS ENDED
                                                     MARCH 31, 1997
                                                     --------------
PRIMARY:
Weighted Average
   Common Shares Outstanding                            9,494,683
Common Equivalent
   Shares - Stock Options                                 188,082 (1)
                                                       ----------
Common Shares and
   Common Equivalent
   Shares Outstanding                                   9,682,765
                                                       ==========

NET INCOME                                             $  604,312
                                                       ==========

NET INCOME PER SHARE                                   $      .06
                                                       ==========


FULLY DILUTED:
Weighted Average Common
   Shares Outstanding                                   9,494,683
Common Equivalent Shares -
   Stock Options                                          202,069 (1)
                                                       ----------
Common Shares and Common
   Equivalent Shares Outstanding                        9,696,752
                                                       ==========

NET INCOME                                             $  604,312
                                                       ==========

NET INCOME PER SHARE                                   $      .06
                                                       ==========


    (1) Calculated under the Treasury Stock Method using the average price or period-end market price of Core Materials stock, as applicable.